SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.                 )

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OLD WESTBURY FUNDS, INC.
(Name of Registrant As Specified In Its Charter)
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OLD WESTBURY FUNDS, INC.

INFORMATION STATEMENT DATED JULY 29, 2021

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

This document is an Information Statement and is being furnished to shareholders of the Old Westbury Large Cap Strategies Fund (the “Fund”), in lieu of a proxy statement pursuant to the terms of an exemptive order (the “SEC Order”) issued by the Securities and Exchange Commission (the “SEC”). The Fund is a separate series of Old Westbury Funds, Inc. (the “Corporation”).

Bessemer Investment Management LLC (the “Adviser”) serves as investment manager of the Fund pursuant to an investment advisory agreement with the Corporation, on behalf of the Fund (the “Investment Advisory Agreement”), and may allocate certain assets of the Fund to sub-advisers. This Information Statement is being furnished to the shareholders of the Fund to provide shareholders with information about a new investment sub-advisory agreement with Baillie Gifford Overseas Limited (“Baillie Gifford”) (the “Sub-Advisory Agreement”), a new sub-adviser for the Fund.

Under the SEC Order, the Adviser may, subject to the approval of the Board of Directors (the “Board” or the “Directors”) of the Corporation, enter into or materially amend sub-advisory agreements without the approval of the Fund’s shareholders, provided that an Information Statement is sent to shareholders of the Fund. The SEC Order also permits the Fund to disclose, in lieu of the fees paid to each sub-adviser that is unaffiliated with the Adviser or the Corporation, the aggregate fees paid to the Adviser and each such sub-adviser. The Board reviews the sub-advisory agreements annually.

This Information Statement will be mailed on or about August 5, 2021, to shareholders of record of the Fund as of July 27, 2021 (the “Record Date”). The Fund will bear the expenses incurred in connection with preparing this Information Statement. One Information Statement will be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from one or more such shareholders. If you wish to receive individual copies of this Information Statement (or you have received multiple copies and wish to receive only a single copy of any information statements and annual and semi-annual reports in the future), please call 1-800-607-2200; if your shares are held through a financial institution, please contact the financial institution directly. As of the Record Date, 1,272,105,806.362 shares of the Fund were issued and outstanding. Information on shareholders who owned beneficially 5% or more of the shares of the Fund as of the Record Date is set forth in Appendix A. To the knowledge of the Adviser, the executive officers and Directors of the Corporation as a group owned less than 1% of the outstanding shares of the Fund and of the Corporation as of the Record Date.

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Board Evaluation and Approval of the Sub-Advisory Agreement

At a special meeting of the Board held on June 7, 2021, the Board, including the Directors who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) of any party to the Sub-Advisory Agreement (the “Independent Directors”), unanimously approved the Sub-Advisory Agreement. The following summary details the factors considered by the Board and the conclusions that formed the basis for the Board’s approval of the Sub-Advisory Agreement. The Board noted that the fees payable to Baillie Gifford under the Sub-Advisory Agreement would be paid by the Adviser from the advisory fees that it receives from the Fund.

In approving the Sub-Advisory Agreement with Baillie Gifford, the Board considered the overall fairness of the Sub-Advisory Agreement and whether the Sub-Advisory Agreement was in the best interests of the Fund. The Board noted that it had received and reviewed substantial information regarding Baillie Gifford, and the services to be provided by Baillie Gifford to the Fund under the Sub-Advisory Agreement. This information, which included a detailed due diligence questionnaire from Baillie Gifford, as well as information concerning its organization, compliance program and financial condition, formed, in part, the primary (but not exclusive) basis for the Board’s determinations. The Board considered information about BIM and Baillie Gifford, the materials presented in advance of the June 7, 2021 Special Board Meeting, and in conjunction with the Board’s meeting on April 21, 2021. The Board also noted that the Independent Directors had met in executive session with their counsel (“Independent Counsel”) and counsel to the Corporation (“Counsel”) and had met with the Adviser to discuss the Adviser’s recommendation regarding Baillie Gifford’s appointment. During the executive session, the Independent Directors reviewed their legal responsibilities in approving the Sub-Advisory Agreement and discussed materials and other information provided to them. The Board concluded that they had received adequate information to make a reasonable determination with respect to the approval of the Sub-Advisory Agreement.

The Board’s conclusions are based on the comprehensive consideration of all information presented to it and are not the result of any single controlling factor.

The following summary details the factors considered by the Board and the conclusions that formed the basis for the Board’s approval of the Sub-Advisory Agreement.

(1) The nature, extent and quality of services to be provided by Baillie Gifford.

The Board considered the scope and quality of services to be provided by Baillie Gifford, including the fact that Baillie Gifford pays the costs of all investment and management facilities necessary for the efficient conduct of its services. The Board also considered, among other things, the qualifications and experience of the individual portfolio managers responsible for managing Baillie Gifford’s portion of the Fund. The Board considered that Baillie Gifford serves as sub-adviser to another fund in the Corporation and took into account its history in managing that portfolio as well as its

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compliance, operational and trading capabilities. The Board also took into account the detailed information that it had reviewed as it relates to Baillie Gifford in connection with its annual review of the Sub-Advisory Agreements for the existing funds in the Corporation. The Board considered the experience and skills of the investment personnel, the resources made available to such personnel and the organizational depth of Baillie Gifford.

Based on these considerations, as well as those discussed below, the Board concluded that the nature, extent and quality of services to be provided by Baillie Gifford were satisfactory.

(2) The performance of Baillie Gifford.

The Board considered the performance data provided by Baillie Gifford with respect to other accounts and determined that Baillie Gifford had demonstrated an ability to appropriately manage assets in the style expected to be used by Baillie Gifford in connection with the Fund.

(3) The cost of the advisory services and comparative fee rates.

The Directors noted that the fee payable to Baillie Gifford under the Sub-Advisory Agreement would be paid entirely by the Adviser. The Directors reviewed the level of the proposed fee against benchmarks and peer comparisons. Based on these considerations, as well as other factors described herein, the Board, including all of the Independent Directors, concluded that Baillie Gifford’s sub-advisory fee was fair and reasonable in light of the quality of services to be provided by Baillie Gifford.

(4) The extent to which economies of scale will be realized as the Fund grows and whether fee levels reflect those economies of scale.

The Board discussed whether any economies of scale would be realized with respect to the management of the Fund and whether the Fund would benefit from any such economies of scale. The Board noted in this regard that BIM would bear Baillie Gifford’s sub-advisory fee and that the sub-advisory fee included breakpoints based on the total daily net assets managed by Baillie Gifford for the Corporation, including the assets managed by Baillie Gifford of another fund in the Corporation. The Directors undertook to continue to monitor the appropriateness of the sub-advisory fee, taking into account the potential impact of economies of scale, as the mandate grew.

(5) Ancillary benefits and other factors.

In addition to the above factors, the Board also discussed whether there were other benefits received by the Adviser, Baillie Gifford, or their affiliates, from Baillie Gifford’s relationship with the Fund. The Board determined to monitor these matters and concluded that the proposed sub-advisory fee was reasonable in light of these fall-out benefits and other factors.

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Conclusion

The Board, including all of the Independent Directors, concluded that the fee to be paid to Baillie Gifford under the Sub-Advisory Agreement was fair and reasonable with respect to the services that Baillie Gifford would provide, in light of the factors described above that the Board deemed relevant. The Board based its decision on an evaluation of all these factors as a whole and did not consider any one factor as all-important or controlling. The Independent Directors were also assisted by the advice of Counsel to the Independent Directors, as well as Counsel to the Corporation, in making this determination.

None of the members of the Board have any material interest, direct or indirect, in any material transactions with Baillie Gifford or any other person(s) controlling, controlled by or under common control with Baillie Gifford.

Information Regarding the Sub-Advisory Agreement with Baillie Gifford

Under the terms of the Sub-Advisory Agreement, Baillie Gifford will, subject to the supervision of the Adviser and the Board and in accordance with the investment objective and policies of the Fund and applicable laws and regulations, make investment decisions with respect to the purchases and sales of portfolio securities and other assets for a designated portion of the Fund’s assets. The Sub-Advisory Agreement generally provides that Baillie Gifford will not be liable for any losses suffered by the Fund resulting from any error of judgment or mistake of law made in connection with the performance of Baillie Gifford’s duties under the Sub-Advisory Agreement, except for losses resulting from (i) a breach of fiduciary duty, willful misfeasance, bad faith, negligence or reckless disregard of obligations and duties under the Sub-Advisory Agreement of Baillie Gifford or any of its officers, members, employees, agents or affiliates or (ii) any violations of securities or any other applicable laws, rules, regulations, statutes and codes, whether federal or state, by Baillie Gifford or any of its officers, members, employees, agents, or affiliates.

The Sub-Advisory Agreement provides that it will remain in effect for an initial two-year term and thereafter so long as the Board or a majority of the outstanding voting securities of the Fund, and in either event by a vote of a majority of the Independent Directors, specifically approves its continuance at least annually. The Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by the Board, the Adviser, Baillie Gifford, or by a vote of a majority of the outstanding voting securities of the Fund, on 60 days’ written notice to the non-terminating party or parties. In addition, the Sub-Advisory Agreement terminates automatically in the event of its assignment.

As indicated above, under the Sub-Advisory Agreement, the sub-advisory fee is paid by the Adviser out of the advisory fee it receives from the Fund and is not an additional charge to the Fund. The fees Baillie Gifford receives are included in the Adviser’s advisory fees set forth below.

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Advisory Fees

The fees paid to Baillie Gifford are paid by the Adviser from the fees it receives from the Fund as set forth below. For its services under the Investment Advisory Agreement with the Corporation, the Adviser receives an advisory fee from the Fund, computed daily and payable monthly, in accordance with the following schedule:

	First $1.25 billion of average net assets	Next $1.25 billion to $2.5 billion of average net assets	Average net assets exceeding $2.5 billion
Large Cap Strategies Fund	0.90%	0.85%	0.80%

The Adviser has contractually committed through October 31, 2024, to waive its advisory fees to the extent necessary to maintain the net operating expense ratio of the Fund, excluding Fund transaction costs, investment interest expense, dividend expenses associated with securities sold short and acquired fund fees and expenses (if any), at 1.10%. This commitment may be changed or terminated at any time with the approval of the Board. The Adviser may choose voluntarily to reimburse a portion of its advisory fee at any time.

For the fiscal year ended October 31, 2020, the Adviser received $19,511,233 in net advisory fees from the Fund, representing 0.12% of the Fund’s average daily net assets. If Baillie Gifford had served as a sub-adviser to the Fund for the fiscal year ended October 31, 2020, the aggregate sub-advisory fees paid by the Adviser to all of the Fund’s sub-advisers would have been $20,764,658 or 0.12% of the Fund’s average daily net assets. During the fiscal year ended October 31, 2020, the Fund had two other sub-advisers.

Information Regarding Baillie Gifford

As one of the sub-advisers to the Fund, Baillie Gifford will seek to achieve the Fund’s investment objective of long-term capital appreciation in its allocated portion of the Fund by investing in Chinese companies regardless of their place of listing. Baillie Gifford’s China Strategy seeks long-term investments in businesses that enjoy sustainable competitive advantages and will grow their earnings significantly faster than the market.

Baillie Gifford, located at Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, Scotland, was founded in 1908, is a registered investment adviser with the SEC and is regulated by the United Kingdom’s Financial Services Authority. Baillie Gifford manages equity accounts for institutional and intermediary clients globally. As of June 30, 2021, Baillie Gifford’s assets under management totaled approximately $487 billion. Baillie Gifford & Co., a Scottish partnership, heads the group structure and is wholly owned by 47 partners who are responsible for all areas of the firm. As a private partnership, each of the partners is jointly and severally liable for the obligations of the

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firm and this liability is unlimited. The partnership has five 100% owned subsidiaries. All five are private limited companies registered in Scotland. It also has five indirectly owned 100% subsidiaries through Baillie Gifford and one indirectly owned 100% subsidiary through Baillie Gifford Services Limited, as well as one joint venture through Baillie Gifford. Baillie Gifford has the following executive officers: Andrew Telfer—Chief Executive Officer and Joint Senior Partner; Malcom MacColl—Joint Senior Partner; Thomas Coutts—Chief of Investment Staff; Graham Laybourn—Operations, Legal and Compliance Partner; and Evan Delaney – Information Systems and Finance Partner. The following individuals are responsible for managing Baillie Gifford’s portion of the Fund:

Mr. Michael Gush is a named manager for Baillie Gifford’s Emerging Markets Fund, China Equity strategy, and Emerging Markets Small Cap strategy. He has also been a member of the firm’s Global Stewardship strategy since its inception in 2015. Mr. Gush joined Baillie Gifford in 2003 and before moving to the firm’s Emerging Markets Equity Team in 2005, he worked on Baillie Gifford’s UK and Japanese Equity Teams. He became a Partner of Baillie Gifford in 2020. He graduated with a MEng degree from the University of Durham in 2003.

Ms. Sophie Earnshaw joined Baillie Gifford in 2010 and is an Investment Manager on the firm’s Emerging Markets and China A-share Teams. She has also been Co-Manager of Baillie Gifford’s China Equity strategy and a member of the International All Cap Portfolio Construction Group since 2014. Ms. Earnshaw graduated MA in English Literature from the University of Edinburgh in 2008 and MPhil in Eighteenth Century and Romantic Literature from the University of Cambridge in 2009.

Mr. Roderick Snell joined Baillie Gifford in 2006 and is an Investment Manager on the firm’s Emerging Markets Equity Team. Since March 2020, he has also been Co-Manager of the firm’s China Equity strategy. Mr. Snell has managed the Baillie Gifford Pacific Fund since 2010 and has been Deputy Manager of Pacific Horizon Investment Trust since 2013 and Manager since 2021. He spent time on Baillie Gifford’s UK and European Equity teams prior to joining the firm’s Emerging Markets Equity Team in 2008. Mr. Snell graduated BSc (Hons) in Medical Biology from the University of Edinburgh in 2006.

Other Investment Companies Advised or Sub-Advised by Baillie Gifford. Baillie Gifford does not currently act as adviser or sub-adviser to any other investment companies or series thereof having investment objectives, strategies and policies generally consistent with Baillie Gifford’s primary focus in managing the portion of the Fund for which it is responsible.

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Brokerage Commissions

For the fiscal year ended October 31, 2020, the Fund did not pay brokerage commissions to any affiliated broker.

General Information

The Adviser is located at 630 Fifth Avenue, New York, New York 10111. The Bank of New York Mellon, the Corporation’s administrator, is located at 103 Bellevue Parkway, Wilmington, DE 19809 and Foreside Funds Distributors LLC, the Fund’s distributor, is located at 400 Berwyn Park, 899 Cassatt Road, Berwyn, PA 19312.

YOU MAY OBTAIN A COPY OF THE CORPORATION’S MOST RECENT ANNUAL AND SEMI-ANNUAL REPORTS FREE OF CHARGE BY CALLING 1-800-607-2200.

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APPENDIX A

As of the Record Date, NAIDOT & Co., acting in various capacities for numerous accounts, was the owner of record of 5% or more of the Fund’s outstanding shares:

NAIDOT & Co. c/o Bessemer Trust Company 100 Woodbridge Center Drive Woodbridge, NJ 07095-1162	94.40%

A-1

OWF_A21-IS0721	Old Westbury Funds, Inc.